Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), by and between Vogenx, Inc., a Delaware corporation (the “Company”), and James Green (“Executive”), is effective as of the closing of the Company’s first underwritten public offering of its equity securities (the “IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). The Company and Executive are the “Parties.” Except with respect to the Employee Non-Disclosure and Inventions Agreement signed by Executive on July 27, 2026 (“Nondisclosure Agreement”) and the Company’s Incentive Plan (as defined below), this Agreement supersedes in all respects all prior agreements between Executive and the Company regarding the subject matter hereof, including without limitation (i) the Employment Agreement between Executive and the Company dated June 21, 2021, as amended on April 1, 2025 (the “Prior Agreement”), and (ii) any other offer letter, employment agreement or severance agreement; provided, for the avoidance of doubt, that the Company shall remain obligated to pay Executive any amounts that have become due and payable to Executive under the Prior Agreement. Executive shall be paid a one-time cash bonus of $100.00 as additional consideration for entering into this Agreement.

The Company desires to continue to employ Executive as its President and Chief Executive Officer and provide adequate assurances to Executive, and Executive desires to accept such continued employment on the terms set forth below.

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1.	“Affiliates” means (i) any parent of the Company or subsidiary of the Company (a “Subsidiary”) and (ii) any entity directly or indirectly controlled or beneficially owned, in whole or in part, by the Company or any Company parent or Subsidiary.

1.2.	“Board” means the Board of Directors of the Company.

1.3.	“Change of Control” means the occurrence of any of the following:

1.3.1.	An acquisition of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” or “Group” (as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person or Group, as the case may be, has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, shares of common stock or Voting Securities that are acquired in a Non-Control Acquisition (as defined below) shall not constitute an acquisition which would cause a Change of Control. “Non-Control Acquisition” shall mean an acquisition by (i) the Company, (ii) any Subsidiary, or (iii) any employee benefit plan maintained by the Company or any Subsidiary, including a trust forming part of any such plan (an “Employee Benefit Plan”);

1.3.2.	The consummation of:

1.3.2.1.	a merger, consolidation or reorganization involving the Company or any Subsidiary, unless the merger, consolidation or reorganization is a Non-Control Transaction. “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company or any Subsidiary where:

1.3.2.1.1.	the stockholders of the Company immediately prior to the merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the common stock or Voting Securities, as the case may be, immediately prior to the merger, consolidation or reorganization,

1.3.2.1.2.	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

1.3.2.1.3.	no Person or Group, other than (1) the Company, (2) any Subsidiary, (3) any Employee Benefit Plan or (4) any other Person or Group who, immediately prior to the merger, consolidation or reorganization, had Beneficial Ownership of not less than 20% of the then outstanding Voting Securities or common stock, has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or common stock;

1.3.2.2.	a complete liquidation or dissolution of the Company; or

1.3.2.3.	the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely because any Person or Group (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities or common stock of the Company as a result of an acquisition of Voting Securities or common stock by the Company which, by reducing the number of shares of Voting Securities or common stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change of Control would have occurred (but for the operation of this sentence) as a result of the acquisition of Voting Securities or common stock by the Company, and after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares of Voting Securities or common stock, which increases the percentage of the then outstanding shares of Voting Securities or common stock beneficially owned by the Subject Person, then a Change of Control shall be deemed to have occurred.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur as a result of (a) the IPO or (b) any concurrent or secondary offering, recapitalization, or internal reorganization occurring in connection with or in anticipation of the IPO.

1.4.	“Cause” means (i) conviction of a crime which may cause material harm to the Company; (ii) any act or omission of Executive constituting or rising to the level of willful gross misconduct or gross negligence, which may cause material harm to the Company; or (iii) Executive’s material breach of this Agreement; provided, however, that for purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company; provided, further that the Company must first provide Executive with written notice of the grounds considered to constitute Cause under Section 1.4(ii) or (iii) and provide Executive with 15 business days in which to cure such grounds.

1.5.	“Code” means the Internal Revenue Code of 1986, as amended.

1.6.	“Date of Termination” means the actual date on which Executive’s employment terminates under Section 5 of this Agreement.

1.7.	“Disability” means Executive’s physical or mental inability to perform the essential functions of his duties satisfactorily for 180 consecutive days or 180 days in total within a 365-day period, as determined by the Company in its reasonable discretion and in accordance with applicable law.

1.8.	“Good Reason” means the Company’s action, without Executive’s written consent, resulting in (i) a material diminution in Executive’s duties and responsibilities, including but not limited to removal as President and Chief Executive Officer or as a member of the Board; (ii) a material diminution in Executive’s overall compensation, including without limitation his base salary and bonus opportunity; (iii) a material breach by the Company of its obligations under this Agreement; or (iv) a material relocation of Executive’s place of work by more than 50 miles.

1.9.	“Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.10.	“Prospective Customer” means any Person that has either (i) entered into a nondisclosure agreement with the Company or any Company Subsidiary or Affiliate or (ii) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s Subsidiaries or Affiliates.

2.	EMPLOYMENT.

2.1.	Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to accept such offer of continued employment, subject to the provisions of this Agreement, as an officer and executive of the Company.

2.2.	Duties and Schedule. Executive shall serve as the Company’s President and Chief Executive Officer and shall have such responsibilities as designated by the Board that are not inconsistent with applicable laws, regulations and rules. Executive shall report directly to the Board. The Company acknowledges and agrees that Executive will continue to be involved in the management and operations of Avolynt, Inc., of which he is an officer and/or director, which such involvement is not expected to interfere with his duties and responsibilities hereunder for the Company.

2.3.	Board Membership. For so long as Executive continuously maintains Beneficial Ownership of at least 5% of the total voting power of the then-outstanding shares of common stock of the Company, the Company shall take all Necessary Action (as defined below) to include Executive (or, at Executive’s option at any time when Executive is no longer an employee of the Company, a designee of Executive reasonably acceptable to the Board) in the slate of nominees recommended by the Board for election as a director at each annual meeting of the Company’s stockholders at which Executive’s (or his designee’s) term on the Board would otherwise expire. “Necessary Action” means all actions (to the extent such actions are not prohibited by applicable law and are within the Company’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause a specific result, including, subject to the preceding parenthetical, (i) maintaining Executive as a member of the Board, (ii) including the Executive in each applicable slate of nominees for election to the Board, (iii) recommending that the stockholders of the Company vote in favor of the election of Executive. The provisions of this Section 2.3 shall survive any termination of Executive’s employment and this Agreement.

3.	TERM OF EMPLOYMENT. The term of employment shall commence on the Effective Date and continue until terminated as set forth in Section 5 of this Agreement. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term.”

4.	COMPENSATION.

4.1.	Salary. Executive will be paid an initial annual base salary of $525,000 in accordance with the Company’s normal payroll schedule. The Board or the Compensation Committee of the Board (the “Compensation Committee”) will be responsible for determining Executive’s annual compensation, including base salary. Executive’s base salary shall not be reduced, but will be subject to annual review by the Board or the Compensation Committee.

4.2.	Bonus. Executive will initially be eligible to receive an annual cash bonus payable in a lump sum (less applicable withholdings) of up to 50% of Executive’s base salary at the discretion of the Board or the Compensation Committee. The Board or the Compensation Committee shall establish an appropriate annual target bonus amount.

4.3.	Stock Grants and Options. Executive shall be eligible for grants of equity awards in accordance with the Company’s equity incentive plan in effect from time to time (“Incentive Plan”). Any grants of equity awards to Executive shall be governed by the terms of the Incentive Plan.

4.4.	Vacation. Executive shall be entitled to 20 days of paid vacation per year, taken at such times so as not to materially impede his duties hereunder. Vacation days that are not taken in the current year may be carried over into future years. Executive shall be paid for all unused but accrued vacation upon the termination of employment. Sick leave shall be consistent with the Company’s standard policies and applicable U.S. law. Executive shall be entitled to U.S. federal holidays in addition to vacation or sick leave.

4.5.	Business Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties hereunder on behalf of the Company, in accordance with policies and procedures in effect and established by the Company for its executives. Such reimbursement shall be made by the Company within 60 days following Executive’s reasonable documentation of the applicable expenses.

5.	TERMINATION.

5.1.	Termination Due to Death or Disability.

5.1.1.	Death. This Agreement shall terminate immediately upon the death of Executive. Upon Executive’s death, Executive’s estate or Executive’s legal representative, as the case may be, shall be entitled to Executive’s accrued and unpaid salary, bonus and vacation as of the date of Executive’s death, plus all other compensation and benefits that were vested through the date of Executive’s death.

5.1.2.	Disability. In the event of Executive’s Disability, this Agreement shall terminate and Executive shall be entitled to Executive’s accrued and unpaid salary, bonus and vacation as of the date of such termination, plus all other compensation and benefits that were vested through the date of such termination.

5.2.	Termination by Either Party.

5.2.1.	The Company may terminate Executive’s employment without Cause upon 45 days’ written notice to Executive.

5.2.2.	Executive may terminate his employment without Good Reason upon 30 days’ written notice to the Company.

5.2.3.	The Company may terminate Executive’s employment for Cause upon written notice after the expiration of all applicable cure periods.

5.2.4.	Executive may terminate his employment for Good Reason if (i) Executive provides the Company with written notice of the grounds for the existence of the Good Reason condition within 30 days of the initial existence of the condition; (ii) the Company has not cured such breach within 90 days of such notice; and (iii) Executive provides final notice in writing and terminates employment under this Agreement within 30 days of the expiration of the 90-day cure period.

6.	EXECUTIVE’S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.	COMPENSATION UPON SEPARATION FROM SERVICE.

7.1.	Upon a termination of employment, Executive shall be entitled in all cases to (a) amounts due on the Date of Termination; (b) any amounts due pursuant to Sections 4.1, 4.2 and 4.5; and (c) any compensation and/or benefits to which he may be entitled to receive pursuant to Section 4.4.

7.2.	If Executive’s employment terminates on account of a termination by the Company without Cause, or a termination by Executive for Good Reason, then in addition to the amounts due under Section 7.1, Executive shall be entitled to the following, subject to Executive’s execution of and not revoking a satisfactory release of claims under Section 7.5: (a) severance pay in an amount equal to Executive’s then existing base salary for the 18-month period following the Date of Termination, (b) reimbursement for the actual additional costs incurred by Executive (for Executive and his dependents), including any additional tax costs associated with such reimbursements, for continued coverage for the 18-month period following the Date of Termination under the Company’s group health, medical and dental benefit plans under COBRA (if available), at the same level as Executive participated as of the Date of Termination (the “COBRA Supplement”); and (c) except as expressly provided in this Agreement, the treatment of any equity awards shall be governed by the applicable equity incentive plan and award agreement. Notwithstanding the foregoing, if Executive becomes eligible for severance benefits under this Section 7.2, then, effective as of the payment date determined under Section 7.5, Executive’s equity shall accelerate as described in Section 7.4. Unless otherwise agreed by Executive, the amount due as severance pay under Section 7.2(a) shall be paid in a lump sum, less applicable withholdings, within ten business days following the date on which the release of claims required by Section 7.5 becomes effective and non-revocable, but in no event more than two and one-half months from the Date of Termination. Notwithstanding the foregoing, if the period during which Executive may consider and revoke the release spans two calendar years, payment shall be made in the later calendar year. Payment of the COBRA Supplement under Section 7.2(b) shall be made in equal monthly installments on the same payroll schedule applicable to Executive immediately prior to his termination from employment commencing on the first such payroll date on or following the 10th day after the date on which the release of claims required by Section 7.5 becomes effective and non-revocable. The Company’s obligation to provide COBRA premium payments under Section 7.2(b) shall commence on the first day following the Date of Termination and shall continue until the earliest to occur of (i) the date that is 18 months following the Date of Termination, (ii) the date on which Executive becomes eligible for group health insurance coverage from a subsequent employer, or (iii) the date Executive ceases to be eligible for COBRA continuation coverage.

7.3.	If (i) a Change of Control occurs, and (ii) within the Change of Control Period Executive’s employment terminates due to a termination by the Company without Cause or a termination by Executive for Good Reason, then Executive shall be entitled to the benefits set forth in this Section 7.3 (and not the benefits under Section 7.2), subject to Executive’s execution of and not revoking a satisfactory release of claims under Section 7.5, as follows: (a) a lump-sum severance payment equal to 1.5 times the sum of (x) Executive’s base salary and (y) Executive’s Target Bonus, payable as provided in Section 7.5; (b) the COBRA Supplement described in Section 7.2(b); (c) except as expressly provided in this Agreement, the treatment of any equity awards shall be governed by the applicable equity incentive plan and award agreement. Notwithstanding the foregoing, if Executive becomes eligible for severance benefits under this Section 7.3, then, effective as of the payment date determined under Section 7.5, Executive’s equity shall accelerate as described in Section 7.4; and (d) Executive may not receive benefits under both Sections 7.2 and 7.3. Unless otherwise agreed by Executive, the amount due as severance pay under Section 7.3(a) shall be paid in a lump sum, less applicable withholdings, within ten business days following the date on which the release of claims required by Section

7.5 becomes effective and non-revocable, but in no event more than two and one-half months from the Date of Termination. Payment of the COBRA Supplement under Section 7.3(b) shall be payable in equal monthly installments on the same payroll schedule applicable to Executive immediately prior to his termination from employment commencing on the first such payroll date on or following the 10th day after the date on which the release of claims required by Section 7.5 becomes effective and non-revocable. If Executive has begun receiving benefits under Section 7.2 and subsequently becomes eligible for benefits under Section 7.3, then amounts previously paid under Section 7.2 shall be credited against amounts payable under Section 7.3. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of cash severance payable to Executive pursuant to Section 7.3(a) shall not exceed 2.99 times the sum of (i) Executive’s base salary and (ii) Executive’s Target Bonus, in each case as in effect immediately before the Change of Control.

7.4.	Equity Acceleration. If Executive’s employment terminates due to a termination by the Company without Cause or a termination by Executive for Good Reason, then, subject to Executive’s execution of, and failure to revoke, the release required under Section 7.5, the following shall apply:

7.4.1.	Time-Based Equity Awards. Effective as of the payment date determined under Section 7.5, 100% of Executive’s outstanding and unvested equity awards that are subject solely to time-based vesting conditions shall become vested.

7.4.2.	Performance-Based Equity Awards and Cash Long-Term Incentives. Effective as of the payment date determined under Section 7.5, 100% of Executive’s outstanding and unvested equity awards and cash long-term incentive awards that are subject to performance-based vesting conditions shall become vested, and any performance conditions applicable to such awards shall be deemed satisfied at the greater of (i) target performance or (ii) actual performance through the Date of Termination, as determined by the Compensation Committee in good faith.

7.4.3.	Plan and Section 409A Compliance. All vesting, exercise, settlement, and payment terms remain subject to the applicable equity plan and award agreements, and this Section 7 shall be interpreted and administered to comply with Section 409A of the Code and the applicable Treasury Regulations. Nothing in this Section 7 permits the acceleration of the time or schedule of any payment except to the extent permitted under Section 409A.

7.5.	Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the severance pay and COBRA Supplement under Section 7.2 or Section 7.3 is conditioned upon Executive’s execution of an enforceable release in a form prepared by and reasonably acceptable to the Company. If Executive chooses not to execute such a release, then the Company’s obligation to compensate him ceases on the Date of Termination pursuant to Section 7.1. The release of claims shall be provided to Executive no later than 10 days following the date on which his employment terminates, and Executive must execute it within 45 days from the date of receipt. Such release shall not be effective until any applicable revocation period has expired. Any amounts payable under Section 7.2 or Section 7.3 that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be paid within 60 days following Executive’s Separation from Service (as defined below), and if the 60-day period spans two taxable years, payment will be made in the second taxable year following Executive’s Separation from Service (as defined below), subject to the release becoming effective and irrevocable by that date. If the release does not become effective and irrevocable by that date, no such amounts shall be paid. To the extent the COBRA Supplement is provided as reimbursements, reimbursements shall be made in a manner intended to comply with Section 409A, including the reimbursement timing requirements applicable to in-kind benefits and reimbursements.

7.6.	No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 7.2 or Section 7.3 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income he receives for services rendered after his Separation from Service (as defined below).

7.7.	Definitions. For purposes of this Section 7:

7.7.1.	“Change of Control Period” means the period beginning on the date of the Change of Control and ending on the 18-month anniversary of the Change of Control.

7.7.2.	“Target Bonus” means Executive’s annual cash bonus opportunity for the year in which the Date of Termination occurs, expressed as a percentage of base salary (or, if stated as a dollar amount, such dollar amount), in each case as in effect immediately before the Date of Termination (or, if earlier, immediately before the Change of Control).

7.8.	Consideration for Severance. Executive acknowledges that the severance payments and benefits provided under this Section 7 constitute material consideration for Executive’s obligations under Section 9. Executive’s right to receive, and the Company’s obligation to continue providing, any severance payments or benefits under this Agreement is expressly conditioned on Executive’s continued compliance with Section 9. If Executive breaches Section 9, the Company’s obligation to provide severance payments and benefits shall cease immediately, and Executive shall not be entitled to any further payments or benefits under this Section 7.

8.	PARACHUTE PAYMENTS.

8.1.	Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax, then the Covered Payments shall be reduced (but not below zero) so that the sum of all of the Covered Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Covered Payments were not subject to such reduction. In such event, the Covered Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Covered Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Covered Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). The “After Tax Amount” means the amount of the aggregate payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the aggregate payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

8.2.	Any determination required under this Section 8 shall be made in writing in good faith by the accounting firm serving as the Company’s independent auditor immediately before the Change of Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. For purposes of making the calculations and determinations required by this Section 8, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses of the Accountants. If the Accountants are unwilling or unable to perform the determinations required under this Section 8, including because doing so would compromise the firm’s independence, the Company shall appoint a nationally recognized accounting firm reasonably acceptable to Executive to serve as the Accountants for all purposes under this Section 8. If the Accountants or any successor firm appointed under this Section 8.2 fail or refuse to make a determination within 30 days after being requested to do so, the Covered Payments shall be reduced automatically to the extent necessary to avoid the excise tax, and such reduction shall be applied in the order set forth in Section 8.1.

9.	NON-COMPETITION; NON-DISCLOSURE; INVENTIONS.

9.1.	Confidentiality and Trade Secrets. Executive acknowledges that his employment position with the Company is one of trust and confidence. Executive further understands and acknowledges that, during the course of Executive’s employment with the Company, Executive has been and will be entrusted with access to Confidential Information (as defined below), specialized knowledge and trade secrets which belong to the Company, or its Subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of the Company and its Subsidiaries (“Trade Secrets”). Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties. Executive further acknowledges that, absent the protections afforded the Company and its Subsidiaries in Section 9, Executive would not be entrusted with any of such Trade Secrets. Accordingly, Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

9.1.1.	During the period of Executive’s employment with the Company and at all times following the termination of such employment, Executive will not disclose or reveal to any Person other than in connection with the business of the Company and its Subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or its Affiliates in connection with their respective businesses, known to Executive as a result of his employment by the Company, or other relationship with the Company or its Affiliates, and which is not otherwise publicly available. Executive further agrees that during the term of this Agreement and for a period of 60 months thereafter, he will keep confidential and not disclose or reveal to any Person other than in connection with the business of the Company or its Affiliates or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Company or its Affiliates, their respective officers, directors, customers or suppliers which is not publicly available.

9.1.2.	Protected Disclosures. Executive is hereby notified that he or she shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.1.3.	Return of Property. Upon the termination of Executive’s employment with the Company, Executive will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment, and other materials relating to the businesses of the Company or its Affiliates that are in Executive’s possession or control and that are the property of the Company or its Affiliates. Nothing in this Agreement shall prohibit Executive from retaining documents relating to Executive’s personal entitlements and obligations, Executive’s personal correspondence files, or other personal property.

9.2.	Restricted Activities. Executive acknowledges that there are competitive and proprietary aspects of the business of the Company and its Affiliates; that, during Executive’s employment, the Company may furnish, disclose, or make available to Executive Confidential Information and may provide Executive with unique and specialized training; and that Executive may develop relationships with customers and others with important relationships to the Company and its Affiliates. Executive further acknowledges that all goodwill created through such relationships belongs exclusively to the Company and its Affiliates. Accordingly, Executive agrees to the restrictions set forth in this Section 9.

9.2.1.	Restrictions During Employment. While employed by the Company, Executive will not (i) perform services, or assist others in performing services, for any Competing Business (as defined below); (ii) engage in activities, or assist others in engaging in activities, that compete with the Company’s Business (as defined below); (iii) own or beneficially own a controlling equity interest in a Competing Business; (iv) request, induce, or solicit, or assist others in requesting, inducing, or soliciting, any customer, Prospective Customer, or supplier of the Company or its Affiliates to curtail or cancel its business with the Company or its Affiliates or to do business within the scope of the Company’s Business with a Competing Business; (v) on behalf of a Competing Business, accept business within the scope of the Company’s Business from, or provide business services within the scope of the Company’s Business to, any customer, prospective customer, or supplier of the Company or its Affiliates; (vi) request, induce, or solicit, or assist others in requesting, inducing, or soliciting, any employee or independent contractor of the Company or its Affiliates to terminate that relationship; or (vii) hire, or assist others in hiring, for the benefit of a Competing Business, any current employee or independent contractor of the Company or its Affiliates.

9.2.2.	Post-Employment Non-Competition. For a period of 18 months after the end of Executive’s employment with the Company, Executive will not, within the Territory, (i) perform services for any business unit of a Competing Business that competes with the Company’s Business if those services are the same as or substantially similar to services Executive performed for the Company; (ii) perform services for any business unit of a Competing Business that competes with the Company’s Business if those services would utilize Trade Secrets, Confidential Information, or business relationships Executive learned or developed while providing services to the Company; or (iii) own or beneficially own a controlling interest in a Competing Business.

9.2.3.	Post-Employment Customer Restrictions. For a period of 18 months after the end of Executive’s employment with the Company, Executive will not, (i) request, induce, or solicit (or assist others to request, induce, or solicit) any customers or prospective customers of the Company or its Affiliates with which Executive worked or had material business contact during the last year of the Executive’s employment by the Company to curtail or cancel their business with the Company or its Affiliates or to do business within the scope of the Company’s Business with a Competing Business, or (ii) on behalf of a Competing Business, accept business within the scope of the Company’s Business from, or provide business services within the scope of the Company’s Business to, any customers or prospective customers of the Company or its Affiliates with which Executive worked or had material business contact or about which Executive learned or had access to Confidential Information or Trade Secrets, in each case during the last year of Executive’s employment by the Company.

9.2.4.	Post-Employment Employee Restrictions. For a period of 18 months after the end of Executive’s employment with the Company, Executive will not: (i) request, induce, or solicit, or assist others in requesting, inducing, or soliciting, any employee or independent contractor of the Company or its Affiliates whom Executive supervised or with whom Executive had material business contact to terminate that relationship; or (ii) hire, or assist others in hiring any current employee of the Company or its Affiliates whom Executive supervised or with whom Executive had material business contact.

9.2.5.	Definitions. For purposes of this Section 9, the following terms shall have the following meanings:

9.2.5.1.	“Company’s Business” means any product, service, or technology that the Company or any of its Affiliates is developing, manufacturing, marketing, distributing, or selling, or to which the Company or any of its Affiliates is directing research.

9.2.5.2.	“Competing Business” means any business entity or other Person where Executive would be directly responsible for products or product candidates (a) with the same molecular mechanism of action, or genetic target as any product candidate in the Company’s active clinical pipeline as of the Date of Termination; or (b) that addresses the same specific disease indication and clinical patient population as any product that the Company has developed, commercialized, or maintains an active clinical program for, as of the Date of Termination.

9.2.5.3.	“Confidential Information” has the meaning defined in the Nondisclosure Agreement.

9.2.5.4.	“Territory” means the following severable geographic areas:

9.2.5.4.1.	North Carolina.

9.2.5.4.2.	Any state or territory in the United States, including the District of Columbia, in which the Company is, or within the last year has been, engaged in business.

9.2.5.4.3.	Any state or territory in the United States, including the District of Columbia, in which the Company is, or within the last year has been, engaged in business and in which Executive provided, or materially supported the provision of, services on behalf of the Company during the last year of Executive’s employment by the Company.

9.2.5.4.4.	Any city or county in any state or territory in the United States, including the District of Columbia, in which the Company is, or within the last year has been, engaged in business.

9.2.5.4.5.	Any city or county in any state or territory in the United States, including the District of Columbia, in which the Company is, or within the last year has been, engaged in business and in which Executive provided, or materially supported the provision of, services on behalf of the Company during the last year of Executive’s employment by the Company.

9.2.5.4.6.	The United States.

9.2.5.4.7.	All of the area in any country other than the United States in which the Company is, or within the last year has been, engaged in business and in which Executive provided, or materially supported the provision of, services on behalf of the Company during the last year of Executive’s employment by the Company.

9.2.5.4.8.	Within a 50-mile radius of Executive’s principal place of employment or work for the Company during Executive’s last year of employment by the Company and within a 50-mile radius of the business location or office of the Company to which Executive most regularly reported during Executive’s last year of employment by the Company.

9.3.	Enforcement. The restrictions in this Section 9 shall continue for the periods specified regardless of the reason for the end of Executive’s employment, and each such period shall be tolled during any time in which Executive fails to comply with the applicable restriction. Executive acknowledges that all of the provisions of this Section 9 have been bargained for and are an integral part of the consideration supporting this Agreement. Executive further acknowledges and agrees that a violation of any covenant in this Section 9 would cause irreparable injury to the Company and that the remedy at law would be inadequate, and that the Company shall therefore be entitled to temporary injunctive relief and such other equitable relief as a court of competent jurisdiction may deem appropriate.

9.4.	Judicial Modification. Any court shall interpret this Section 9, including the Territory, to the broadest extent that would not render this Section 9 unenforceable, and if a court determines that the length of time, geographic area, or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of such term to the extent necessary to make it enforceable.

9.5.	Successors and Assignment.

9.5.1.	Executive. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession, a qualified domestic relations order, or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and legal representatives.

9.5.2.	The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign its rights and obligations under this Agreement, including this

Section 9, without Executive’s consent to any Affiliate or to any Person with whom the Company effects a reorganization or consolidation, into which the Company merges, or to whom it transfers all or substantially all of its properties or assets; provided, however, that if Executive remains employed or becomes employed by the Company, the purchaser, or any of their Affiliates in connection with such transaction, then Executive shall not be entitled to any payments, benefits, or vesting pursuant to Section 7 solely as a result of such transaction.

9.6.	Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Executive while in the service of the Company, and all patents for the same. During the Term, Executive shall do all acts necessary or reasonably required by the Company to give effect to this Section 9.6 and, following the Term, Executive shall do all acts reasonably necessary or required by the Company to give effect to this Section 9.6. The Company shall pay all costs and fees associated with such acts by Executive.

10.	SECTION 409A OF THE INTERNAL REVENUE CODE. The parties intend that the provisions of this Agreement comply with the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use reasonable business efforts to reform in good faith such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring them into compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

10.1.	Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

10.2.	Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. Neither the Company nor Executive shall have the discretion to accelerate the time or schedule of any payment or benefit under this Agreement, except as permitted under Section 409A of the Code and the applicable Treasury Regulations.

10.3.	Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if at the time of termination of Executive’s employment, he is a “specified employee,” determined in accordance with Section 409A, any payments and/or benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code, that are provided to Executive on account of his Separation from Service shall not be provided until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

11.	MISCELLANEOUS.

11.1.	Indemnification. The Company and each of its Subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company, other than any such Losses incurred as a result of Executive’s negligence or willful misconduct. The Company shall, or shall cause a third party to, advance to Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable third party in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company. The Company will provide Executive with coverage under all director’s and officer’s liability insurance policies which it has in effect during the Term, with no deductible to Executive.

11.2.	Applicable Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of North Carolina. As the exclusive means of bringing adversarial proceedings to resolve any dispute arising out of this Agreement or the subject matter of this Agreement, a party may bring such a proceeding in the United States District Court for the Eastern District of North Carolina or in a state court of North Carolina.

11.3.	Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

11.4.	Notices. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (i) upon delivery if delivered personally; (ii) on the fifth day after being deposited with the U.S. Postal Service if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below; (iii) on the next day after being deposited with a reliable overnight delivery service; or (iv) upon receipt of an answer back confirmation, if transmitted by email, addressed to the below indicated email address. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Executive:

To the last address on file with the Company as provided by Executive.

If to the Company:

Vogenx, Inc.

PO Box 19469

Raleigh, NC 27619

ATTN: Chair of the Board

provided that: (A) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of 15 days’ prior written notice to the other party in the manner set forth above; and (B) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

11.5.	Withholding. The Company may withhold from any amounts payable under the Agreement such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment-related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

11.6.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

11.7.	Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

11.8.	Entire Agreement. Except as expressly provided in this Agreement, this Agreement, the Nondisclosure Agreement, and the Incentive Plan contain the entire agreement among the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including, but not limited to, the Prior Agreement.

11.9.	Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

11.10.	Waiver. Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.11.	Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.12.	Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

[Signature page follows]

The Parties are signing this Agreement as of the Effective Date.

EXECUTIVE:		VOGENX, INC.

By:	/s/ James Green	By:	/s/ Steven Delmar

Name:	James Green	Name:	Steven Delmar

		Title:	Chief Financial Officer